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                                                                    Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       TO
                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                             CORRPRO COMPANIES, INC.

         The undersigned, being the Secretary of Corrpro Companies, Inc., an Ohio corporation (the "Company"), hereby certifies that at a meeting of the Board of Directors called and held on the 23rd day of July, 1997, the following resolution was adopted pursuant to Section 1701.70(B)(1) of the Ohio General Corporation Law:

         RESOLVED FURTHER, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Ohio General Corporation Law, as amended, and by Article FOURTH of the Company's Amended and Restated Articles of Incorporation (the "Amended Articles of Incorporation"), such Article FOURTH is amended to add a new paragraph (c) providing for a series of Serial Preferred Shares, without par value, of the Company, and that the designation and the authorized number of shares of, and the relative rights, preferences, and limitations of, such series shall be as set forth on ANNEX A hereto.

         EXECUTED this ___ day of  _______, 1997.




                                       -----------------------------------------
                                       Secretary



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                                                                         ANNEX A
                                                                         -------



(c)      Series A Junior Participating Preferred Shares:

         (1) DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Shares" (the "Series A Preferred Shares") and the number of shares constituting the Series A Preferred Shares shall be 500,000.

         (2) DIVIDENDS AND DISTRIBUTIONS.

                  (i) Subject to the rights of the holders of any shares of any class of preferred shares ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares, in preference to the holders of Common Shares, without par value (the "Common Shares"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a Series A Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or
         (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding shares of Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of Series A Preferred Shares. In the event that the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (i) of this
         Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event that no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of

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         $1 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (iii) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         (3) VOTING RIGHTS. The holders of Series A Preferred Shares shall have the following voting rights:

                  (i) Each Series A Preferred Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. The holders of fractional Series A Preferred Shares shall not be entitled to any vote on any matter submitted to a vote of the shareholders of the Corporation.

                  (ii) Except as otherwise provided herein, in the Amended Articles of Incorporation of the Corporation, in any other Certificate of Amendment creating a series of Serial Preferred Shares or any similar stock, or by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                  (iii) Except as set forth herein, in the Amended Articles of Incorporation of the Corporation, or as otherwise provided by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

         (4) CERTAIN RESTRICTIONS.

                  (i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in
         Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on



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         Series A Preferred Shares outstanding shall have been paid in full, the
         Corporation shall not:

                           (a) declare or pay dividends, or make any other
                  distributions, on any shares of any class ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

                           (b) declare or pay dividends, or make any other
                  distributions, on any shares of any class ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such shares ranking on a parity with the Series A Preferred Shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (c) redeem or purchase or otherwise acquire for
                  consideration shares of any class ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

                           (d) redeem or purchase or otherwise acquire for
                  consideration any Series A Preferred Shares, or any shares of any class ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph
         (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         (5) REACQUIRED SHARES. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Serial Preferred Shares and may be reissued as part of a new series of Serial Preferred Shares subject to the conditions and restrictions on issuance set forth herein, in the Amended Articles of Incorporation, or in any other Certificate of Amendment creating a series of Serial Preferred Shares or any similar class of shares or as otherwise required by law.


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         (6) LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of any class ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, including the Common Shares, unless, prior thereto, the holders of Series A Preferred Shares shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series A Preferred Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of shares of any class ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event that the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         (7) CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each Series A Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event that the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         (8) NO REDEMPTION. The Series A Preferred Shares shall not be redeemable.

         (9) RANK. The Series A Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, on a parity with any other series of Serial Preferred


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Shares and shall rank junior to any series of any other class of preferred shares of the Corporation which by its terms is senior to the Serial Preferred Shares.

         (10) AMENDMENT. Subject to the provisions of Article FOURTH of the Amended Articles of Incorporation, the Amended Articles of Incorporation and the Code of Regulations of the Corporation shall not be amended, altered or repealed in any manner which would affect adversely the voting powers or any other rights or preferences of the holders of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding Series A Preferred Shares, voting together as a single class.



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